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                                                                   Exhibit 10.19

                                PLEDGE AGREEMENT

     This Pledge Agreement (this "Agreement") is entered into as of January 31, 2007 by and between SILICON VALLEY BANK ("Bank") and SKILLSOFT CORPORATION ("Pledgor").

                                    RECITALS

     Pledgor and Bank are parties to a Loan and Security Agreement dated July 23, 2004 (as amended and modified from time to time the "Loan Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement. Pursuant to the Loan Agreement, Pledgor established a Letter of Credit Sublimit for the issuance of letters of credit by Bank.

     Pursuant to the Loan Agreement, Borrower granted to Bank a security interest in the Collateral to secure the prompt payment and performance of the Obligations.

     Bank has issued under the Letter of Credit Sublimit that certain standby letter of credit number: SVBSF002987 in the amount of $15,450,000 naming Borrower as applicant in favor of Valley National Bank, as Escrow Agent for Bernstein Litowitz Berger & Grossman LLP and Berman Devalerio Pease Tabacco Burt & Pucillo as beneficiary (the "Letter of Credit").

     Pledgor has requested that Bank not renew the Credit Limit under the Loan Agreement, release its security interest in the Collateral other than the Pledgor Collateral (as defined below), and continue to maintain the Letter of Credit.

     Bank has agreed to terminate the Loan Agreement, release its security interest in the Collateral other than the Pledgor Collateral, and continue the Letter of Credit on the condition that Pledgor confirms that "Obligations" (1) include Borrower's (a) continued indemnification obligation that survives termination of the Loan Agreement, (b) obligation to reimburse Bank for (x) any amounts actually paid by Bank pursuant to a draw under the Letter of Credit and
(y) any Bank Expenses and (2) are secured by that certain certificate of deposit more fully described on Exhibit A attached hereto (the "Pledgor Collateral").

                                    AGREEMENT

     The parties agree as follows:

1.   REPRESENTATIONS AND WARRANTIES

     Pledgor represents and warrants as follows:

     1.1 Due Organization and Qualification. Pledgor is duly existing and in good standing under the laws of its state of formation and is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified.

     1.2 Due Authorization; No Conflict. The execution, delivery, and performance of this Agreement are within Pledgor's powers, have been duly authorized, and neither conflict with nor constitute a breach of any provision contained in Pledgor's formation documents or bylaws, nor will they constitute an event of default under any material agreement to which Pledgor is a party or by which Pledgor is bound.

     1.3 Reaffirmation and Grant of Security Interest; No Prior Encumbrances; Reaffirmation of Pledge. Pledgor (a) reaffirms the security interest granted to Bank under the Loan Agreement continues and hereby grants to Bank a continuing security interest in the Pledgor Collateral and (b) has good title to the Pledgor Collateral, free and clear of any liens, security interests, or other encumbrances other than the security interest in favor of Bank.


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     1.4 Litigation. There is no action, suit or proceeding affecting Pledgor pending or threatened before any court, arbitrator, or governmental authority, domestic or foreign, which may have a material adverse effect on the ability of Pledgor to perform its obligations under this Agreement.

     1.5 Solvency. The incurrence of Pledgor's obligations under this Agreement will not cause Pledgor to (a) become insolvent; (b) be left with unreasonably small capital for any business or transaction in which Pledgor is presently engaged or plans to be engaged; or (c) be unable to pay its debts as such debts mature.

2.   AFFIRMATIVE COVENANTS

     Pledgor covenants and agrees that, until payment in full in cash of the Obligations, Pledgor shall do all of the following:

     2.1 Good Standing. Maintain its existence and its good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify could have a material adverse effect on Pledgor's business.

     2.2 Government Compliance. Comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a material adverse effect on Pledgor's business.

     2.3 Fees and Costs. Pay all Bank Expenses incurred through and after the date of this Agreement.

     2.4 Delivery of Additional Documentation Required. Execute and deliver to Bank, at the request of Bank, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank's security interest in the Pledgor Collateral. Pledgor authorizes Bank to file financing statements without notice to Pledgor, in all appropriate jurisdictions, as Bank deems appropriate, to perfect or protect Bank's interest in the Pledgor Collateral.

3.   NEGATIVE COVENANTS

     Pledgor covenants and agrees that, until the payment in full in cash of the Obligations, Pledgor shall not do any of the following:

     3.1 Dispositions. Convey, sell, lease, transfer, pledge, assign control over or otherwise dispose of all or any part of the Pledgor Collateral.

     3.2 Encumbrances. Create, incur, assume or suffer to exist any security interest, lien or encumbrance with respect to the Pledgor Collateral, other than the security interest in favor of Bank.

4.   EVENTS OF DEFAULT

     Any one or more of the following events shall constitute an "Event of Default" under this Agreement:

     4.1 Covenant Default. If Pledgor fails or neglects to perform, keep, or observe any material term, provision, condition, covenant, or agreement contained in this Agreement or in any agreement between Pledgor and Bank, and, except with respect to Sections 4.1 and 4.2 of this Agreement, as to any default under a term, condition or covenant that can be cured, has not cured the default within five days after it occurs, or if the default cannot be cured within five days or cannot be cured after Pledgor's attempts in the five-day period, and the default may be cured within a reasonable time, then Pledgor has an additional time, (of not more than 10 days) to attempt to cure the default.

     4.2 Attachment. If any portion of the Pledgor Collateral is made the subject of a lien, security interest or other encumbrance (other than that in favor of Bank), or is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been


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removed, discharged or rescinded within five days, or if Pledgor is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs.

     4.3 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein.

     4.4 Insolvency. (a) Pledgor becomes insolvent; (b) Pledgor begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Pledgor and not dismissed or stayed within 30 days.

     4.5 Material Adverse Change. If there is a material impairment in the priority of Bank's security interest in the Pledgor Collateral.

5.   BANK'S RIGHTS AND REMEDIES

     5.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Pledgor:

          (a) Exercise all rights available to it under the Code and applicable law; and

          (b) Set off and apply to the Obligations any and all (i) balances and deposits of Pledgor held by Bank or in which Bank acts as custodian, or (ii) indebtedness at any time owing to or for the credit or the account of Pledgor held by Bank.

     5.2 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Letter of Credit and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Pledgor's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it.

     5.3 Demand; Protest. Pledgor waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Pledgor may in any way be liable.

     5.4 Hold on Pledgor Collateral. Pledgor agrees that, until the later of the termination of this Agreement and payment in full of all obligations under the Letter of Credit, Bank may hold and refuse to release the Pledgor Collateral to any party, including Pledgor.

     5.5 Power of Attorney. Pledgor irrevocably appoints Bank as its lawful attorney to, upon the occurrence and during the continuance of an Event of Default, transfer the Pledgor Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Pledgor's name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank's appointment as Pledgor's attorney in fact, and all of Bank's rights and powers, coupled with an interest, are irrevocable until the later of the payment in full in cash of all Obligations.

     5.6 Bank Expenses. If Pledgor fails to pay any amount due hereunder or furnish any required proof of payment to third persons in connection with the Pledgor Collateral, Bank may make all or part of the payment and take any action Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Pledgor Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank's waiver of any Event of Default. Bank may deduct all reasonable legal and other expenses and attorneys' fees for preserving, collecting, selling and delivering the Pledgor Collateral and for enforcing its rights with respect to the Obligations, and shall apply the remainder of the proceeds to the Obligations in such manner as Bank in its reasonable discretion shall determine, and shall pay the balance, if any, to Pledgor.


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     5.7 Bank's Liability for Pledgor Collateral. If Bank complies with reasonable banking practices, it is not liable or responsible for the safekeeping of the Pledgor Collateral.

6.   NOTICES

     Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by prepaid facsimile to Pledgor or to Bank, as the case may be, at its addresses and facsimile numbers set forth below:

     If to Pledgor:   Skillsoft Corporation
                      107 Northeastern Boulevard
                      Nashua, NH 03062
                      Attn: ____________________
                      FAX: _____________________

     If to Bank:      Silicon Valley Bank
                      2221 Washington Street
                      One Newton Executive Park, Suite 200
                      Newton, MA 02462
                      Attn: ____________________
                      FAX: _____________________

     Either party hereto may change the address or facsimile number at which it is to receive notices hereunder by notice in writing in the foregoing manner given to the other.

7.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

     This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Pledgor and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. PLEDGOR AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE LOAN AGREEMENT, AND ANY RELATED DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

     WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES' AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure
Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of


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evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

8.   GENERAL PROVISIONS

     8.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Pledgor may not assign this Agreement or any rights under it without Bank's prior written consent which may be granted or withheld in Bank's reasonable discretion. Bank has the right, without the consent of or notice to Pledgor, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits under this Agreement.

     8.2 Indemnification. Pledgor will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Pledgor under this Agreement or otherwise (including reasonable attorneys' fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

     8.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

     8.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

     8.5 Amendments in Writing, Integration. All amendments to this Agreement must be in writing and executed by the parties hereto. This Agreement represents the entire agreement about this subject matter and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement.

     8.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, are one agreement.

     8.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Pledgor in Section 8.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

     8.8 Attorneys' Fees, Costs and Expenses. In any action or proceeding between Pledgor and Bank arising out of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled, whether or not a lawsuit is filed.

                       (signatures on the following page)


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     This Pledge Agreement is executed as of the date first written above.

                                        Pledgor:

                                        SKILLSOFT CORPORATION


                                        By: /s/ Thomas J. McDonald
                                            ------------------------------------
                                        Title: CFO


                                        Bank:

                                        SILICON VALLEY BANK


                                        By: /s/ Michael Fell
                                            ------------------------------------
                                        Title: Relationship Manager


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                                    EXHIBIT A

     The Collateral consists of all of Pledgor's right, title and interest in and to the following investment property or other assets (whether now owned or hereafter acquired or created and whether held directly or as a security entitlement, securities account, commodity contract, or a commodity account maintained with any securities intermediary or commodity intermediary):

     All securities, investment property, cash, deposits, deposit accounts or other assets held, maintained or managed in Pledgor's account at SVB Securities which account will initially be entitled Silicon Valley Bank as Secured Party for Skillsoft Corporation and numbered __________, together with deposit account number __________ held with Bank and together with all Pledgor's books relating to any of the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and products and proceeds thereof in whatever form including deposit accounts, accounts (including rights of payment), general intangibles, cash, instruments, documents and financial assets all in connection with the foregoing.


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